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                                                                    EXHIBIT 99.1



                        REALNETWORKS ANNOUNCES COMPLETION
                          OF VIVO SOFTWARE ACQUISITION


SEATTLE, WA, March 25, 1998 - RealNetworks (NASDAQ "RNWK"), the recognized leader in streaming media, today announced the finalization of the company's acquisition of Vivo Software, Inc., the leader and award winning developer of streaming media creation tools. As expected, the completion of the transaction finalized RealNetworks' acquisition of Vivo technology, intellectual property and customer base. In addition, Vivo's key personnel will now be joining RealNetworks.

"We are pleased with the quick close of the acquisition and are now looking forward to Vivo's superb staff joining us here in Seattle," said Rob Glaser, founder and CEO, RealNetworks, Inc. "The close of the transaction brings together the talented development and marketing organizations of Vivo and RealNetworks, enabling us to deliver new solutions to a broader range of customers."

The acquisition will be accounted for as a purchase transaction. All outstanding shares of Vivo were exchanged for 1.1 million new RealNetworks shares, which are valued at $17.1 million. The new shares represent 3.4% of the total 32 million shares outstanding. As indicated at the time of the announcement of the acquisition, a substantial portion of the purchase price will be written off as in-process research and development. Excluding one-time acquisition charges, RealNetworks does not expect the Vivo acquisition to have a material impact on this year's overall financial results.

Vivo is a leader in developing streaming video creation tools distinguished by their ease-of-use and high production quality across multiple bit rates that offer support for both HTTP and specialized streaming media servers. The VivoActive family of tools enables Web developers to create and deliver streaming digital media, including video and audio, over corporate intranets and the World Wide Web. Vivo products have been used to create content on more than 5,000 Web sites. Vivo was founded in 1993in Waltham, MA by a team of internationally-recognized experts in video and audio signal processing technology. Vivo's products have been honored with a number of awards, including PC Magazine's Editor's Choice award and Web Technique's 1997 Multimedia Tool of the Year award.

ABOUT REALNETWORKS

RealNetworks, Inc. (NASDAQ, "RNWK"), based in Seattle, WA, is the recognized leader in the streaming media market. It develops and markets software products and services designed to enable users of personal computers and other consumer electronic devices to send and receive audio, video and other multimedia services using the Web. RealNetworks can be found on the World Wide Web at www.real.com.